Exhibit 3(ii)

Form 426—General Information
(Resolution Relating to a Series of Shares)

The attached form is drafted to meet minimal statutory filing requirements pursuant to the relevant code provisions. This form and the information provided are not substitutes for the advice and services of an attorney and tax specialist.

Commentary

This form has been promulgated to comply with the provisions of the Texas Business Organizations Code (BOC) as well as prior law regarding filing a statement relating to an action with respect to a series of shares by a for-profit corporation. There are not substantive differences in the filing of the statement under prior law and under the BOC. Consequently, instructions for the form only make statutory references to the BOC.

If expressly authorized by the corporation’s certificate of formation and subject to that certificate, the board of directors of a corporation may establish series of unissued shares of any class by setting and determining the designations, preferences, limitations, and relative right, including voting rights of the shares (BOC § 21.155). To establish the series, the board of directors must adopt a resolution. To effect an action authorized under section 21.155, the corporation must file with the secretary of state a statement regarding the establishment of shares.

If not restricted by the certificate of formation, the board of directors may increase or decrease the number of unissued shares in a series by adopting a resolution setting and determining the new number of shares (BOC § 21.155(c)). Additionally, the board of directors by resolution may delete a series if no shares of that series have been issued or no issued shares of the series remain outstanding (BOC § 21.155(e)). If no shares of a series established by resolution of the board of directors are outstanding because no shares of that series have been issued, the board of directors also may amend the designations, preferences, limitations, and relative rights, including the voting rights, of the series or amend any designation, preference, limitation, or relative right that is not set and determined by the certificate of formation (BOC § 21.155(f)).

On filing the statement regarding the resolution, the resolution becomes an amendment of the certificate of formation (BOC § 21.156). An amendment of the certificate of formation under section 21.155 is not subject to the procedure to amend the certificate of formation.

Instructions for Form

•	Entity Information: The statement must contain the legal name of the entity. It is recommended that the file number assigned by the secretary of state be provided to facilitate processing of the document.

•	Copy of Resolution: A copy of the resolution establishing a series of shares, increasing or decreasing the number of shares in a series, deleting an established series, or amending a series must be attached to the statement.

•	Adoption of Resolution: The statement must indicate that the resolution was adopted by all necessary action on the part of the corporation (BOC § 21.155). In addition, the statement must include the date the board of directors adopted the resolution.

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•	Effectiveness of Filing: A statement becomes effective when filed by the secretary of state (option A). However, pursuant to sections 4.052 and 4.053 of the BOC the effectiveness of the instrument may be delayed to a date not more than ninety (90) days from the date the instrument is signed (option B). The effectiveness of the instrument also may be delayed on the occurrence of a future event or fact, other than the passage of time (option C). If option C is selected, you must state the manner in which the event or fact will cause the instrument to take effect and the date of the 90th day after the date the instrument is signed. In order for the instrument to take effect under option C, the entity must, within ninety (90) days of the filing of the instrument, file a statement with the secretary of state regarding the event or fact pursuant to section 4.055 of the BOC.

On the filing of a document with a delayed effective date or condition, the computer records of the secretary of state will be changed to show the filing of the document, the date of the filing, and the future date on which the document will be effective or evidence that the effectiveness was conditioned on the occurrence of a future event or fact.

•	Execution: Pursuant to section 20.001 of the BOC, the statement must be signed by an officer of the corporation.

The statement need not be notarized. However, before signing, please read the statements on this form carefully. A person commits an offense under section 4.008 of the BOC if the person signs or directs the filing of a filing instrument the person knows is materially false with the intent that the instrument be delivered to the secretary of state for filing. The offense is a Class A misdemeanor unless the person’s intent is to harm or defraud another, in which case the offense is a state jail felony.

•	Payment and Delivery Instructions: The filing fee for the statement regarding a resolution relating to a series of shares is $15. Fees may be paid by personal checks, money orders, LegalEase debit cards, or American Express, Discover, MasterCard, and Visa credit cards. Checks or money orders must be payable through a U.S. bank or financial institution and made payable to the secretary of state. Fees paid by credit card are subject to a statutorily authorized convenience fee of 2.7 percent of the total fees.

Submit the completed form in duplicate along with the filing fee. The form may be mailed to P.O. Box 13697, Austin, Texas 78711-3697; faxed to (512) 463-5709; or delivered to the James Earl Rudder Office Building, 1019 Brazos, Austin, Texas 78701. If a document is transmitted by fax, credit card information must accompany the transmission (Form 807). On filing the document, the secretary of state will return the appropriate evidence of filing to the submitter together with a file-stamped copy of the document, if a duplicate copy was provided as instructed.

Revised 05/11

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Form 426		This space reserved for office use.
(Revised 05/11)

Return in duplicate to:
Secretary of State
P.O. Box 13697
Austin, TX 78711-3697	Resolution Relating to a
512 463-5555	Series of Shares
FAX: 512/463-5709
Filing Fee: $15

Entity Information

The name of the corporation is:

Wowio, Inc.

State the name of the entity as currently shown in the records of the secretary of state.

The file number issued to the filing entity by the secretary of state is:	801283083

Copy of Resolution
(Please check only one box.)

☒ A copy of a resolution establishing and designating a series of shares is attached.

☐ A copy of a resolution increasing or decreasing the number of shares in an established series is attached.

☐ A copy of a resolution deleting an established series is attached.

☐ A copy of a resolution amending an established series is attached.

Adoption of Resolution

The resolution was adopted by all necessary action on the part of the corporation on: August 20, 2015 mm/dd/yyyy

Effectiveness of Filing (Select either A, B, or C.)

A. ☒ This document becomes effective when the document is filed by the secretary of state.

B. ☐ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is: ___________________________

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C. ☐ This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is: _________________________________
The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date:	08/20/2015

Brian Altounian, Chief Executive Officer

Signature and title of authorized officer

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CERTIFICATE OF DESIGNATIONS, PREFERENCES,
RIGHTS AND LIMITATIONS
OF SERIES D PREFERRED STOCK

1.1 DESIGNATION.           The class of stock of this corporation heretofore named “Preferred Stock” shall be named and designated “Series D Preferred Stock”. It shall have 4 shares authorized at $0.00001 par value per share.

1.2 CONVERSION RIGHTS.           Shares of Series D Preferred Stock shall not be convertible into common stock of the Corporation, nor any other class of common or preferred shares of the Corporation.

1.3 ISSUANCE.           Shares of Preferred Stock may only be issued in exchange for the partial or full retirement of debt held by Management, employees or consultants, or as directed by a majority vote of the Board of Directors. The number of Shares of Preferred Stock to be issued to each qualified person (member of Management, employee or consultant) holding a Note shall be determined by the following formula:

For retirement of debt:

=	number of shares of Series D Preferred Stock to be issued

where X1 + X2 + X3 …+…Xn represent the discrete notes and other obligations owed the lender (holder), which are being retired.

1.4 VOTING RIGHTS.

a.            If at least one share of Series D Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series D Preferred Stock at any given time, regardless of their number, shall have voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting.

b.            Each individual share of Series D Preferred Stock shall have the voting rights equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of voting + the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting }]

divided by:

[the number of shares of Series D Preferred Stock issued and outstanding at the time of voting]

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CERTIFICATE OF DESIGNATIONS, PREFERENCES,
RIGHTS AND LIMITATIONS
OF SERIES E PREFERRED STOCK

2.1. DESIGNATION AND NUMBER OF SHARES.           10,000,000 shares of Series E Preferred Stock, par value $0.00001 per share (the “Preferred Stock”), are authorized pursuant to Article 5 of the Corporation’s Amended Certificate of Formation (the “Series E Preferred Stock” or “Series E Preferred Shares”).

2.2. DIVIDENDS.           The holders of Series E Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

2.3. LIQUIDATION RIGHTS.           Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series E Preferred Stock, the holders of the Series E Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for Series E Preferred Stock in excess of $100,000, $0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the “Preference Value”), plus all declared but unpaid dividends, for each share of Series E Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series E Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation’s Common Stock.

2.4. CONVERSION AND ANTI-DILUTION.

(a) Each share of Series E Preferred Stock shall upon approval of the Board of Director’s, be convertible at par value, currently $0.00001 per share, and subject to adjustment as may be determined by the Board of Directors from time to time (the “Conversion Rate”). For example, assuming a par value of $0.00001 per share for Series E Preferred, each share of Series E Preferred Stock would be convertible into 100,000 shares of Common Stock.

(b) Promptly after the conversion date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder’s conversion of Series E Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series E Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series E Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series E Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

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(c) The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series E Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series E submitting such conversion notice.

(d) Shares of Series E Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Section 2.4(a) prior to the reverse split. The conversion rate of shares of Series E Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

2.5 VOTING RIGHTS.           Each share of Series E Preferred Stock shall have ten votes for any election or other vote placed before the shareholders of the Company.

2.6 PRICE.

(a) The initial price of each share of Series E Preferred Stock shall be $2.50.

(b) The price of each share of Series E Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

2.7 LOCK-UP RESTRICTIONS ON CONVERSION.           Shares of Series E Preferred Stock may not be converted into shares of Common Stock for a period of: a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.

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CERTIFICATE OF DESIGNATIONS, PREFERENCES,
RIGHTS AND LIMITATIONS
OF SERIES F PREFERRED STOCK

3.1. DESIGNATION AND NUMBER OF SHARES.           10,000,000 shares of Series F Preferred Stock, par value $0.00001 per share (the “Preferred Stock”), are authorized pursuant to Article II of the Corporation’s Amended Certificate of Incorporation (the “Series F Preferred Stock” or “Series F Preferred Shares”).

3.1.1 ISSUANCE.           Shares of Series F Preferred Stock may be issued to holders of debt of the company, as determined by a majority vote of the Board of Directors, or others, as determined by a majority vote of the Board of Directors.

3.2. DIVIDENDS. The holders of Series F Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

3.3. LIQUIDATION RIGHTS.           Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series F Preferred Stock, the holders of the Series F Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for Series F Preferred Stock in excess of $100,000, $0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the “Preference Value”), plus all declared but unpaid dividends, for each share of Series F Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series F Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation’s Common Stock.

3.4. CONVERSION AND ANTI-DILUTION.

(a) Each share of Series F Preferred Stock shall upon approval of the Board of Director’s, be convertible into 500 shares of the Corporation’s common stock, par value $0.00001 per share (the “Common Stock”).

(b) Promptly after the conversion date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder’s conversion of Series F Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series F Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

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All shares of Common Stock delivered upon conversion of the Series F Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series F Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c) The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series F Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series F submitting such conversion notice.

(d) Shares of Series F Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Section 3.4(a) prior to the reverse split. The conversion rate for shares of Series F Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

3.5 VOTING RIGHTS.           Each share of Series F Preferred Stock shall have one vote for any election or other vote placed before the shareholders of the Company.

3.6 PRICE.

(a) The initial price of each share of Series F Preferred Stock shall be $2.00.

(b) The price of each share of Series F Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

3.7 LOCK-UP RESTRICTIONS ON CONVERSION.           Shares of Series F Preferred Stock may not be converted into shares of Common Stock for a period of: a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.

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